Exhibit 21

MAYTAG CORPORATION

List of Subsidiaries of the Registrant

The following schedule lists the subsidiaries of Maytag Corporation, a Delaware corporation, as of December 31, 2005.

Corporate Name	State or Country of Organization
Maytag Sales Inc.	Delaware
Maytag Holdings, Inc.	Delaware
Dixie-Narco, Inc.	Delaware
Amana Financial Services, Inc.	Delaware
Maytag Services, LLC	Delaware
The Hoover Company	Delaware
The Hoover General, LLC	Delaware
The Hoover Limited, LLC	Delaware
Hoover Company I LP	Delaware
Maytag International, Inc.	Delaware
Maharashtra Investment, Inc.	Delaware
Maytag Manufacturing, LLC	Delaware
Maytag Mexico Appliance Products, S. de R.L de C.V.	Mexico
Jade Products Company	Delaware
Maytag Comercial, S.de R.L. de C.V.	Mexico
Maytag Servicios, S.de R.L. de C.V.	Mexico
Hoover Holdings Inc.	Delaware
Juver Industrial S.A. de C.V.	Mexico
Maytag Limited	Canada
Maytag Europe Ltd.	United Kingdom
Maytag (Australia) Pty., Ltd.	Australia
Maytag Worldwide N.V. Antilles	Netherlands
Maytag International Investments, Inc.	Delaware
Anvil Technologies LLC	Delaware

NOTE: Ownership in subsidiaries is 100% unless otherwise indicated.

Other subsidiaries in the aggregate would not constitute a significant subsidiary.